EXHIBIT 99.1
November 11, 2011

ROYAL WOLF HOLDINGS LIMITED: FIRST QUARTER FINANCIAL YEAR 2012 RESULTS

Royal Wolf presents a summary of the key underlying quarterly information provided to General Finance Corporation for inclusion in their first quarter release. The data below has been prepared in Australian Dollars and in accordance with International Financial Reporting Standards (IFRS):

First Quarter Highlights

•	Total revenues were $34.1 million, an increase of 8.3% over the first quarter of 2011FY.

•	Leasing revenues comprised 39.6% of total revenues versus 37.5% for the first quarter of 2011FY.

•	EBITDA was $9.3 million, an increase of 57.6% over the first quarter of 2011FY. This includes a one off exchange gain of $0.6m.

•	Net income attributable to common shareholders was $3.1 million, or $0.03 per share.

•	Total lease fleet utilization increased to 85.5% at September 30, 2011, from 83.9% at June 30, 2011 and 82.9% at September 30, 2010.

Management Commentary

At the close of the first quarter, our portable storage, portable buildings and freight container markets are achieving in line with our expectations. Our Customer Service Centres which are most exposed to local and regional business activity, general industry, SMEs and our diverse customer base, are performing in line with the targets set in our prospectus.

Our 2012FY forecast anticipated we would secure rental contracts for two mining camps. To date we have delivered one in May and one in September so we now have the two forecast mining camps on rent. We are in the process of constructing the third mining camp which we will complete in November.

We believe we are well placed and capable of at least achieving the forecast set out in the prospectus.

Financial Information

($ in millions, QE 30 September)	FY11*	FY12

Sales revenue	19.7	20.6
Growth %		4.60%

Leasing revenue	11.8	13.5
Growth %		14.90%

Total revenue	31.5	34.1
Growth %		8.50%

EBITDA	5.9	9.3
Growth %		57.60%
Margin %		27.30%

EBITA	3.6	7.4
Growth %		105.60%
Margin %		21.70%

EBIT	2.3	6.4
Growth %		178.30%
Margin %		18.80%

NPATA		4.1

ANZ Debt		63.1

Fleet capital expenditure	2.3	6.1

*FY11 comparative numbers are presented on a pro forma basis as outlined in the prospectus lodged with the ASX and has been presented before interest and income tax because Royal Wolf’s corporate and funding structure following listing is materially different from that in place during the period prior to listing.

For further details of the nature of the pro forma adjustments please refer to Section 7.3.2 of the prospectus.

Key Operating Metrics

(QE 30 September)	FY11	FY12

Lease fleet	27,437	31,012

Units on lease	22,729	26,529

Average utilisation	81.80%	84.60%

Average monthly lease rate	$152.30	$147.20

General Finance Corporation (NASDAQ: GFN) is our majority shareholder owning just over 50% of our issued shares. Therefore our results are consolidated in General Finance Corporation results.  We have attached the press release issued by General Finance Corporation today for the information of our shareholders.

General Finance Corporation intends to lodge their Form 10-Q with the U.S. Securities and Exchange Commission early next week, and that form will be available for download at http://www.generalfinance.com/investor.html once lodged.

Shareholders should note that the results presented by General Finance Corporation are in U.S. Dollars and have been prepared in accordance with Generally Accepted Accounting Principles in the United States (US GAAP).